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Rise Gold Announces Financing Up To US$7,000,000

October 17, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company" or "Rise Gold") announces that  it intends to raise up to US$7,000,000 through the issuance of up to 28,000,000.00 units (each a "Unit") at a price of US$0.25 per Unit (~CDN$0.35 per Unit), with each Unit consisting of one share of common stock (a "Share") and one share purchase warrant (the "Private Placement"). Each share purchase warrant entitles the holder to acquire one Share at an exercise price of US$0.45 (~CDN$0.63) for a period of three (3) years from the date of issuance.

Rise Gold will use the proceeds from the Private Placement for general working capital, legal expenses, and technical work. All securities issued pursuant to the offering will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws.

The Company anticipates a closing late October 2025.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA 95945

T: 917.349.0060

jmullin@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.  Examples of such forward-looking statements include, but are not limited to, statements with regard to the completion of the Private Placement and the timing thereof, and the intended use of proceeds of the Private Placement.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals for the Private Placement, the ability of the Company to complete the Private Placement on the timing anticipated, the ability of the Company to utilize the proceeds of the Private Placement as anticipated, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise Gold undertakes no obligation to update forward-looking statements or information except as required by law.